Exhibit 10.13

[Grant Date]

TO:        [Participant Name]

FROM:    Richard E. Muncrief

SUBJECT:    2015 Restricted Stock Award

You have been selected to receive a restricted stock award. This award, which is subject to adjustment under the 2015 Restricted Stock Agreement (the “Agreement”) and the WPX Energy, Inc. 2013 Incentive Plan, is granted to you in recognition of your role as a key employee whose responsibilities and performance are critical to the attainment of long-term goals. It is granted and subject to the terms and conditions of the WPX Energy, Inc. 2013 Incentive Plan, as amended and restated from time to time, and the Agreement.

Subject to all of the terms of the Agreement, you will become vested in one-third of this award if you are an active employee of the Company on each anniversary of the date on which this award is made until the award has been paid in full.

If you have any questions about this award, you may contact a dedicated Fidelity Stock Plan Representative at 1-800-544-9354.

WPX ENERGY, INC.
2015 TIME-BASED RESTRICTED STOCK AGREEMENT

THIS RESTRICTED STOCK AGREEMENT (this “Agreement”), which contains the terms and conditions for the Restricted Stock Award referred to in the 2015 Restricted Stock Award Letter delivered in hard copy or electronically to Participant, is by and between WPX ENERGY, INC., a Delaware corporation (the “Company”) and the individual identified on the last page hereof (the “Participant”).

1.    Grant of Restricted Stock. Subject to the terms and conditions of the WPX Energy, Inc. 2013 Incentive Plan or any successor plan, as amended and restated from time to time (the “Plan”), this Agreement, the Company hereby grants an award (the “Award”) to the Participant of [Number of Shares Granted] Shares of Restricted Stock, effective [Grant Date] (the “Effective Date”). The number of Shares of Restricted Stock is subject to adjustment under the terms of this Agreement and the Plan. The Shares of Restricted Stock shall be issued in the form of book entry shares in the name of the Participant as soon as reasonably practicable after the Effective Date, subject to the restrictions described in this Agreement and the Plan.

2.    Incorporation of Plan and Acceptance of Documents. The Plan is incorporated by reference and all capitalized terms used herein which are not defined in this Agreement or in the attached Appendix shall have the respective meanings set forth in the Plan. The Participant acknowledges that he or she has received a copy of, or has online access to, the Plan and hereby automatically accepts the Shares of Restricted Stock subject to all the terms and provisions of the Plan and this Agreement. The Participant hereby further agrees that he or she has received a copy of, or has online access to, the prospectus for the Plan and hereby acknowledges his or her automatic acceptance and receipt of such prospectus electronically.

3.    Committee Decisions and Interpretations. The Participant hereby agrees to accept as binding, conclusive and final all actions, decisions and/or interpretations of the Committee, its delegates, or agents, upon any questions or other matters arising under the Plan or this Agreement.

4.     Voting Rights; Dividends. Unless otherwise determined by the Committee in accordance with applicable law, from and after the Effective Date and prior to any forfeiture of the Shares of Restricted Stock, the Participant may: (i) exercise full voting rights with respect to the Shares of Restricted Stock; and (ii) receive, free of all restrictions, all cash dividends declared with respect to the Shares of Restricted Stock. Any shares of Common Stock of the Company issued with respect to the Shares of Restricted Stock in a stock dividend, stock split or similar event, shall only become vested and nonforfeitable in the same manner as the Shares of Restricted Stock in accordance with Paragraph 5, and shall be subject to all terms, restrictions and conditions described in this Agreement and the Plan that are applicable to the Shares of Restricted Stock.

5.    Vesting; Legally Binding Rights.

(a)    The Award shall not be vested as of the Effective Date and shall be forfeitable unless and until otherwise vested pursuant to the terms of this Agreement.

(b)    Except as otherwise provided in Subparagraphs 5(c) - 5(g) below, the Participant shall vest in one-third of the Shares of Restricted Stock on the first anniversary of the Effective Date, in one-third of the Shares of Restricted Stock on the second anniversary of the Effective Date, and in the final one-third of the Shares of Restricted Stock on the third anniversary of the Effective Date (each such anniversary of the Effective Date, a “Maturity Date”), but only if the Participant remains an active employee of the Company or any of its Affiliates from the Effective Date through such Maturity Date. Because the Effective Date of the Participant’s award under this Agreement is [Grant Date], the Maturity Dates will be March 2, 2016, March 2, 2017, and March 2, 2018.

(c)    If the Participant dies prior to the final Maturity Date while an active employee of the Company or any of its Affiliates, the Participant shall vest in all unvested Shares of Restricted Stock at the time of such death.

(d)    If the Participant becomes Disabled prior to the final Maturity Date while an active employee of the Company or any of its Affiliates, the Participant shall vest in all unvested Shares of Restricted Stock at the time the Participant becomes Disabled.

(e)    If the Participant experiences a Separation from Service prior to the final Maturity Date and within two years following a Change in Control, either voluntarily for Good Reason or involuntarily (other than due to Cause), the Participant shall vest in all unvested Shares of Restricted Stock upon such Separation from Service.

(f)    If the Participant experiences an involuntary Separation from Service prior to the final Maturity Date and the Participant either receives benefits under a severance pay plan or program maintained by the Company or any of its Affiliates or receives benefits under a separation agreement with the Company or any of its Affiliates, the Participant shall vest in all unvested Shares of Restricted Stock upon such Separation from Service.

(g)    If the Participant experiences an involuntary Separation from Service prior to the final Maturity Date due to a sale of a business or the outsourcing of any portion of a business, the Participant shall vest in all unvested Shares of Restricted Stock upon such Separation from Service, but only if the Company or any of its Affiliates failed to make an offer of comparable employment, as defined by a severance pay plan or program maintained by the Company or any of its Affiliates, to the Participant. For purposes of this Subparagraph 5(g), a Termination of Affiliation shall constitute an involuntary Separation from Service, excluding any Termination of Affiliation that results from a voluntary Separation from Service.

6.	Delivery of Restricted Stock.

(a)    Except as otherwise provided in Subparagraph 6(b), evidence of book entry shares with respect to Shares of Restricted Stock that have become vested under Paragraph 5 (other than Subparagraph 5(c)) or, if requested by the Participant prior to such vesting, a stock certificate with respect to such Shares of Restricted Stock, shall be delivered to the Participant as soon as practicable following the date on which the Participant becomes vested in such Shares of Restricted Stock and satisfies all other applicable conditions, including but not limited to the withholding obligations described in Paragraph 7.

(b)     Evidence of book entry shares with respect to Shares of Restricted Stock that have become vested upon the Participant’s death pursuant to Subparagraph 5(c) or, if requested by the executors or administrators of the Participant’s estate upon vesting, a stock certificate with respect to such Shares of Restricted Stock, shall be delivered to the executors or administrators of the Participant’s estate as soon as practicable following the Company’s receipt of notification of the Participant’s death and the Participant’s estate’s satisfaction of all other applicable conditions, including but not limited to the withholding obligations described in Paragraph 7.

7.	Withholding.

(a)     Prior to the delivery to the Participant (or the Participant’s estate, if applicable) of evidence of book entry shares or a stock certificate with respect to Shares of Restricted Stock that have become vested, the Company shall withhold a number of Shares of Restricted Stock, valued at their Fair Market Value on the date the withholding obligation arises, sufficient to satisfy all of the Company’s or any Affiliate’s federal, state and local tax withholding requirements related thereto but no more than the minimum amount necessary to satisfy such amounts (“Required Withholding”). The Company may instead require (i) the withholding of such Required Withholding from compensation otherwise due to the Participant or from any Shares, valued at their Fair Market Value on the date the withholding obligation arises, or from any other payment due to the Participant under the Plan or otherwise; (ii) payment of the Required Withholding by the Participant in cash; or (iii) that the Required Withholding be satisfied through any combination of the alternatives described in this Subparagraph 7(a).

(b)     If the Participant makes an election under Section 83(b) of the Code (as described in Paragraph 10), the Company or any Affiliate shall be entitled to require (i) that the Grantee remit an amount in cash, or in the Company’s discretion, in Shares of Restricted Stock, valued at their Fair Market Value on the date the withholding obligation arises, sufficient to satisfy the resulting Required Withholding, (ii) the withholding of such Required Withholding from compensation otherwise due to the Participant or from any Shares or other payment due to the Participant under the Plan or otherwise or (iii) any combination of the foregoing.

8.	Other Provisions.

(a)    The Participant understands and agrees that Shares of Restricted Stock and any other payments under this Agreement shall not be used for, or in the determination of, any other payment or benefit under any continuing agreement, plan, policy, practice, or arrangement providing for the making of any payment or the provision of any benefits to or for the Participant or the Participant’s beneficiaries or representatives, including, without limitation, any employment agreement, any change of control severance protection plan, or any employee benefit plan as defined in Section 3(3) of ERISA, including, but not limited to qualified and non-qualified retirement plans.

(b)     The Participant agrees and understands that, upon receipt of Shares of Restricted Stock under this Agreement, stock certificates (or other indicia of ownership) issued may be held as collateral for monies he/she owes to Company or any of its Affiliates.

(c)    Except as provided in Subparagraphs 5(c) - 5(g), in the event that the Participant experiences a Separation from Service prior to the Participant’s becoming vested in the Shares of Restricted Stock under this Agreement, the Shares of Restricted Stock subject to this Agreement shall be immediately forfeited and returned to the Company without payment of additional consideration.

(d)     The Shares of Restricted Stock and the Participant’s interest in the Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered at any time prior to the Shares of Restricted Stock becoming vested under this Agreement.

(e)    The Participant hereby automatically becomes a party to this Agreement whether or not he or she accepts the Award electronically or in writing in accordance with procedures of the Committee, its delegates or agents.

(f)    The Participant hereby acknowledges that nothing in this Agreement shall be construed as requiring the Committee to allow or comply with a domestic relations order with respect to this Award.

(g)    The Participant acknowledges that this Award and similar awards are made on a selective basis and are, therefore, to be kept confidential.

(h)    If the Participant at any time forfeits any or all of the Shares of Restricted Stock pursuant to this Agreement, the Participant agrees that all of the Participant’s rights to and interest in such Shares of Restricted Stock hereunder shall terminate upon forfeiture without payment of consideration.

(i)    The Committee shall determine whether an event has occurred resulting in the forfeiture of the Shares of Restricted Stock, in accordance with this Agreement, and all determinations of the Committee shall be final and conclusive.

(j)    Nothing in this Agreement or the Plan shall interfere with or limit in any way the right of the Company or an Affiliate to terminate the Participant’s employment or service at any time, nor confer upon the Participant the right to continue in the employ of the Company and/or an Affiliate.
9.    Notices. All notices to the Company required hereunder shall be in writing and delivered by hand or by mail, addressed to WPX Energy, Inc., 3500 One Williams Center, Tulsa, Oklahoma 74172, Attention: Stock Administration Department. Notices shall become effective upon their receipt by the Company if delivered in the foregoing manner. To direct the sale of any Shares issued under this Agreement, the Participant shall contact the Company’s stock plan administrator, which, as of the Grant Date, is Fidelity Stock Plan Services.

10.    Section 83(b) Election for Restricted Stock Award; Tax Consultation. Under Section 83(a) of the Code, the Participant will generally be taxed on the Shares of Restricted Stock subject to this Award on the date such Shares of Restricted Stock vest and the forfeiture restrictions lapse, based on their fair market value on such date, at ordinary income rates. For this purpose, the term “forfeiture restrictions” means the right of the Company to receive back any Shares of Restricted Stock subject to this Award that have not vested upon a separation from service. Under Section 83(b) of the Code, the Participant may elect to be taxed on the Shares of Restricted Stock on the Effective Date, based upon their fair market value on such date, at ordinary income rates, rather than when and as the Shares of Restricted Stock that have not vested cease to be subject to the forfeiture restrictions. If the Participant elects to accelerate the date on which he or she is taxed on the Shares of Restricted Stock under Section 83(b), an election (an “83(b) Election”) to such effect must be filed with the Internal Revenue Service within 30 days from the Effective Date.
The Participant understands he or she will incur tax consequences as a result of acquisition or disposition of the Shares of Restricted Stock. The foregoing is only a summary of the federal income tax laws that apply to the Shares of Restricted Stock under this Agreement and does not purport to be complete. The actual tax consequences of receiving or disposing of the Shares of Restricted Stock are complicated and depend, in part, on the Participant’s specific situation and may also depend on the resolution of currently uncertain tax law and other variables not within the control of the Company. Therefore, the Participant agrees to consult with any tax consultants he or she thinks advisable in connection with the acquisition of the Shares of Restricted Stock and acknowledges that he or she is not relying, and will not rely, on the Company for any tax advice.
If the Participant decides to make an 83(b) Election, it is the Participant’s responsibility to file such an election with the Internal Revenue Service within the 30-day period after the Effective Date, to deliver to the Company a signed copy of the 83(b) Election, and to file an additional copy of such election form with his or her federal income tax return for the calendar year in which the Effective Date occurs.

WPX ENERGY, INC.

By:_________________________
Richard E. Muncrief
Chief Executive Officer
Participant: [Participant Name]

APPDENDIX
DEFINITIONS
“Affiliate” means all persons with whom the Company would be considered a single employer under Section 414(b) of the Code and all persons with whom the Company would be considered a single employer under Section 414(c) of the Code.

“Disabled” means a Participant qualifies for long-term disability benefits under the Company’s long-term disability plan, or if the Company does not sponsor such a disability plan, the Participant qualifies for Social Security Disability Insurance under Title II of the Social Security Act.

“Separation from Service” means a Participant’s termination or deemed termination from employment with the Company and its Affiliates. For purposes of determining whether a Separation from Service has occurred, the employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with his or her employer under an applicable statute or by contract. For this purpose, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for his or her employer. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship will be deemed to terminate on the first date immediately following such six month period.

Notwithstanding the foregoing, if a leave of absence is due to any medically determinable physical or mental impairment that can be expected to last for a continuous period of more than six months but less than 12 months, and such impairment causes the Participant to be unable to perform the duties of the Participant’s position of employment or any substantially similar position of employment, a period equal to such Participant’s leave of absence will be substituted for such six-month period, so long as that period is less than 12 months. If such an absence exceeds 12 months, then the Participant will be considered Disabled and Subparagraph 5(d) will govern.

A Separation from Service occurs at the date as of which the facts and circumstances indicate either that, after such date: (A) the Participant and the Company reasonably anticipate the Participant will perform no further services for the Company and its Affiliates (whether as an employee or an independent contractor) or (B) that the level of bona fide services the Participant will perform for the Company and its Affiliates (whether as an employee or independent contractor) will permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding 36-month period or, if the Participant has been providing services to the Company and its Affiliates for less than 36 months, the full period over which the Participant has rendered services, whether as an employee or independent contractor.